Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES EARLY TERMINATION OF HSR ACT WAITING PERIOD FOR ARRANGEMENT WITH WHITING PETROLEUM CORPORATION

DENVER, Aug. 5, 2014 /PRNewswire/ — Kodiak Oil & Gas Corp. (NYSE: KOG) (“Kodiak”), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that it has received notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to Kodiak’s proposed arrangement transaction with Whiting Petroleum Corporation (NYSE: WLL) (“Whiting”), thereby satisfying a condition to the closing of the transaction.

As previously announced on July 13, 2014, Kodiak and Whiting entered into a definitive agreement pursuant to which Whiting will acquire Kodiak in an all-stock transaction valued at $6.0 billion. The transaction is expected to close in the fourth quarter of 2014, subject to the approval of both Kodiak and Whiting shareholders, Kodiak securityholders and certain court approvals and customary conditions.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. Kodiak’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this press release include statements regarding the completion of the proposed arrangement transaction with Whiting and the realization of the potential benefits of the arrangement. Factors that could cause or contribute to such differences include, but are not limited to, the failure to receive the necessary shareholder or regulatory approvals or the failure to satisfy other closing conditions of the arrangement, the businesses of Kodiak and Whiting not being integrated successfully or such integration proving more difficult, time consuming or costly than expected, and other risks detailed in Kodiak’s periodic report filings with the Securities and Exchange Commission.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The proposed arrangement anticipates that the shares of Whiting to be issued pursuant to the arrangement will be exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, the Whiting shares will not be registered under the Securities Act or any state securities laws. In connection with the proposed arrangement, Whiting and Kodiak intend to file relevant materials with the Securities and Exchange Commission (“SEC”) and other governmental or regulatory authorities, including a joint proxy statement and circular. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND CIRCULAR AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WHITING, KODIAK AND THE PROPOSED ARRANGEMENT. The joint proxy statement and circular and certain other relevant materials (when they become available) and other documents filed by Whiting or Kodiak with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request to Whiting Investor Relations, 1700 Broadway, Suite 2300, Denver, CO 80290-2300 or calling (303) 390-4051 or by written request to Kodiak Investor Relations, 1625 Broadway, Suite 250, Denver, CO 80202 or calling (303) 592-8030.

Participants in the Solicitation

Kodiak, Whiting and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed arrangement. Information about the executive officers and directors of Kodiak and the number of Kodiak’s common shares beneficially owned by such persons is set forth in the proxy statement for Kodiak’s 2014 Annual Meeting of Shareholders which was filed with the SEC on May 9, 2014, and Kodiak’s Annual Report on Form 10-K for the period ended December 31, 2013. Information about the executive officers and directors of Whiting and the number of shares of Whiting’s common stock beneficially owned by such persons is set forth in the proxy statement for Whiting’s 2014 Annual Meeting of Stockholders which was filed with the SEC on March 23, 2014, and Whiting’s Annual Report on Form 10-K for the period ended December 31, 2013. Investors may obtain additional information regarding the direct and indirect interests of Kodiak, Whiting and their respective executive officers and directors in the arrangement by reading the joint proxy statement and circular regarding the arrangement when it becomes available.

For further information, please contact:
Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
Mr. James P. Henderson, Chief Financial Officer, Kodiak Oil & Gas Corp. +1-303-592-8030